Exhibit 99.1

Century Aluminum Iceland Subsidiary Initiates Site Preparation for Helguvik Greenfield Smelter

MONTEREY, CA. March 14, 2008 -- Century Aluminum Company (NASDAQ: CENX) announced today that Nordural Helguvik, a wholly owned subsidiary, has started the initial site preparation for a 250,000 tonne greenfield primary aluminum smelter to be constructed near Helguvik, Iceland. Consistent with Nordural’s approach for the company’s 260,000 tonne Grundartangi smelter, this new facility will be constructed in stages. The first stage of approximately 150,000 tonnes expected is to be online by late 2010.

Work now underway at the Helguvik smelter site includes the construction of access roads, fencing and a temporary project office. The company anticipates that major construction work will begin in the near future.

“Today marks a major milestone for Nordural,” said Century’s president and chief executive officer Logan W. Kruger. “We believe that the community guidance and support we have received for this project is quite unique. Our staged approach to construction is designed to match power availability and minimize the impact on the Icelandic economy. Similar to our expansion at Grundartangi, the Helguvik project will rely on Iceland’s world-class people, resources and expertise. We wish to thank the Icelandic government agencies, the local communities and Iceland’s two major geothermal power producers – Hitaveita Sudurnesja and Orkuveita Reykjavikur, for their continuing support and cooperation.”

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland, as well as an ownership interest in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

Cautionary Statement

This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
•	Astridur Thordardottir, Senior Manager-Corporate Finance, Landsbanki Islands hf.
•	Olafur Finsen, Senior Legal Advisor-Corporate Finance, Landsbanki Islands hf.

Contacts:
Mike Dildine
Media
831-642-9364

Shelly Lair
Investors
831-642-9357